Exhibit 99.1

Assurant Reports Second Quarter 2019 Financial Results
Strong Year-over-Year Growth Driven by Mobile Expansion and The Warranty Group

Key Highlights for Second Quarter 2019
• Net income of $139.5 million, or $2.21 per diluted share, up 124 and 103 percent, respectively
• Net operating income[1] of $147.7 million, or $144.6 million excluding reportable catastrophes[2], up 21 and 20 percent, respectively
• Net operating income per diluted share[3] of $2.34, or $2.29, excluding reportable catastrophes[4], up 10 and 9 percent, respectively
• $88 million returned to shareholders in share repurchases and common dividends

Note: References to net income refer to net income attributable to common stockholders. Comparisons in the quarterly financial highlights relate to last year’s prior period unless otherwise noted.

NEW YORK, August 6, 2019 — Assurant, Inc. (NYSE: AIZ), a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases, today reported results for the second quarter ended June 30, 2019.

“We were pleased with our second quarter results as they were above our expectations, mainly from Global Lifestyle’s strong mobile growth as new client partnerships and program expansions continued to gain traction,” said Assurant president and CEO Alan Colberg. “Importantly, we have also now reached $60 million in run-rate expense synergies from our TWG acquisition, two quarters ahead of schedule.”

“We believe we’re well-positioned to achieve our financial objectives for 2019, despite higher claims in Global Housing, while continuing to drive overall long-term outperformance,” Colberg added.

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders1

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions, net of tax)	2019	2018	2019	2018
Global Housing	$71.5	$72.6	$144.2	$143.8
Global Lifestyle	109.3	68.1	209.9	123.9
Global Preneed	16.9	14.7	28.7	24.5
Corporate and other	(24.4)	(17.5)	(43.2)	(37.5)
Interest expense	(21.0)	(14.4)	(42.0)	(24.0)
Preferred stock dividends	(4.6)	(1.6)	(9.3)	(1.6)
Net operating income	147.7	121.9	288.3	229.1
Adjustments:
Assurant Health runoff operations	0.1	0.2	0.2	2.2
Net realized gains (losses) on investments	14.1	(9.0)	38.9	(8.6)
Amortization of deferred gains on disposal of businesses	3.7	11.9	9.8	26.5
Net TWG acquisition related charges(1)	(5.1)	(32.5)	(14.1)	(53.0)
Loss on net assets of Mortgage Solutions held for sale	—	(34.4)	—	(34.4)
Foreign exchange related (losses) gains	(3.5)	3.8	(7.8)	3.8
Other adjustments(1)	(17.5)	0.3	(14.8)	2.6
GAAP net income attributable to common stockholders	$139.5	$62.2	$300.5	$168.2
Note: 2018 net operating income includes TWG earnings beginning June 1, 2018 and mortgage solutions results prior to the sale on August 1, 2018. A full reconciliation of net operating income to GAAP net income attributable to common stockholders can be found on Page 8.

(1)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Second Quarter 2019 Consolidated Results

•
Net income was $139.5 million, or $2.21 per diluted share, compared to second quarter 2018 net income of $62.2 million, or $1.09 per diluted share. The increase was primarily due to growth within Global Lifestyle, including contributions from The Warranty Group (“TWG”), as well as higher net realized gains on investments and lower net acquisition-related charges for TWG. Second quarter 2018 also included the loss on net assets held for sale related to Global Housing’s mortgage solutions business. Overall, the increase was partially offset by an $11.4 million after-tax impairment of certain intangible assets acquired through our acquisition of Green Tree Insurance Agency and certain other items.

•
Net operating income[1] increased to $147.7 million, or $2.34 per diluted share, compared to second quarter 2018 net operating income of $121.9 million, or $2.13 per diluted share. The increase was primarily driven by significant mobile organic growth and contributions from TWG in Global Lifestyle. This was partially offset by higher financing costs related to the TWG acquisition and a higher Corporate and Other net operating loss[5].

Excluding reportable catastrophes, net operating income2 for second quarter 2019 totaled $144.6 million, compared to $120.9 million in the second quarter 2018 due to the factors listed above.

•
Net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments totaled $2.37 billion, compared to $1.69 billion in second quarter 2018. Second quarter 2019 reflected $683 million of revenue from TWG compared to $203 million for the one-

month contribution in second quarter 2018. Excluding TWG and mortgage solutions, revenue increased 17 percent, primarily from continued organic growth in mobile and Global Automotive.

Reportable Segments

Global Housing

($ in millions)	2Q19	2Q18	% Change	6M19	6M18	% Change
Net operating income(6)	$71.5	$72.6	(2)%	$144.2	$143.8	—%
Net earned premiums, fees and other income	$510.1	$542.5	(6)%	$1,010.1	$1,065.6	(5)%
Note: On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for this business are included in Global Housing’s revenue and net operating income through July 2018.

•
Net operating income was lower in second quarter 2019, primarily due to increased claims severity and frequency for small commercial products and as previously anticipated, higher catastrophe reinsurance costs. This was partially offset by growth in multifamily housing and the absence of losses from the mortgage solutions business in the prior year period.

•
Net earned premiums, fees and other income decreased in second quarter 2019, mainly reflecting the sale of mortgage solutions. Excluding mortgage solutions, revenue increased 4 percent due to growth from sharing economy offerings, small commercial products and multifamily housing. This increase was partially offset by higher catastrophe reinsurance costs due to the reduction in this year’s catastrophe program retention.

Global Lifestyle

($ in millions)	2Q19	2Q18	% Change	6M19	6M18	% Change
Net operating income(6)	$109.3	$68.1	60%	$209.9	$123.9	69%
Net earned premiums, fees and other income	$1,809.1	$1,102.2	64%	$3,490.7	$2,020.7	73%
Note: Starting June 1, 2018, the results of TWG business operations is reflected within Global Lifestyle segment results.

•
Net operating income increased in second quarter 2019 due to strong organic mobile expansion in Connected Living and $22 million of additional contributions from TWG compared to second quarter 2018. In total, TWG generated $31.5 million of net operating income in the quarter, which reflects $2.9 million primarily related to intangible amortization and approximately $11 million of realized operating synergies. This compares to $9.4 million of TWG net operating income earned for the month of June in 2018, following the acquisition’s close.

Excluding TWG, net operating income increased 33 percent, mainly from new and existing mobile clients in Asia Pacific and North America, as well as improved operating performance in our European mobile business. This was partially offset by investments to support growth which are expected to accelerate in the second half of the year.

•
Net earned premiums, fees and other income increased primarily due to $481 million of incremental TWG revenue compared to second quarter 2018. Excluding TWG, revenue increased 25 percent, driven mainly by mobile subscriber growth from new protection programs, as well as Global Automotive organic growth from prior period sales. Unfavorable foreign exchange partially offset revenue increases in Connected Living and Global Financial Services.

Global Preneed

($ in millions)	2Q19	2Q18	% Change	6M19	6M18	% Change
Net operating income(6)	$16.9	$14.7	15%	$28.7	$24.5	17%
Net earned premiums, fees and other income	$49.6	$46.9	6%	$98.7	$93.1	6%

•
Net operating income was up in second quarter 2019 primarily due to higher net investment income from increased assets. In addition, overall expansion in the business from increased covered policies and a more profitable sales mix benefitted the quarter.

•
Net earned premiums, fees and other income increased in the second quarter 2019, primarily driven by growth in prefunded funeral policies in U.S., as well as prior period sales of the Final Need product.

Corporate and Other

($ in millions)	2Q19	2Q18	% Change	6M19	6M18	% Change
Net loss attributable to common stockholders	$(58.2)	$(93.2)	38%	$(82.3)	$(124.0)	34%
Net operating loss (5)	$(24.4)	$(17.5)	(39)%	$(43.2)	$(37.5)	(15)%
Note: Net (loss) income attributable to common stockholders is the comparable GAAP measure to net operating loss for the Corporate & Other segment.

•
Net operating loss[5] increased primarily due to lower investment income compared to the prior period which included additional assets in anticipation of the TWG close. Higher employee-related expenses and third-party professional fees to support growth also impacted results in the quarter.

Capital Position

•	Holding company liquidity was approximately $386 million as of June 30, 2019, $161 million above the company’s current targeted minimum level of $225 million.

Dividends paid to the holding company in the second quarter 2019 from Assurant operating segments totaled $177 million.

•
Share repurchases and common and preferred dividends, totaled $93 million in second quarter 2019. Dividends to shareholders totaled $43 million, including $38 million in common stock dividends and $5 million in preferred stock dividends. Assurant repurchased 0.5 million shares of common stock for $50 million. From July 1 through August 2, 2019, the company repurchased an additional 168,000 shares for approximately $19 million, with $642 million remaining under the current repurchase authorizations.

Company Outlook

Consistent with the previously reported outlook, for full-year 2019, the Company continues to expect:

•
Assurant net operating income per diluted share, excluding catastrophe losses[7] to increase 6 percent to 10 percent from 2018, driven mainly by profitable growth in Global Lifestyle as well as share repurchases. This growth rate includes the full year impact of the 10.4 million shares issued for the TWG acquisition. Assurant’s consolidated effective tax rate to be between 23 percent to 25 percent.

•
Double-digit earnings growth to reflect full-year contributions from TWG including $25 million to $30 million after-tax of additional synergy realization, organic growth across Connected Living, Global Automotive and multifamily housing, as well as ongoing expense management efforts. Lender-placed, excluding reportable catastrophe losses and the incremental reinsurance costs to further reduce the company’s catastrophe exposure, is expected to approximate 2018 levels as revenue declines moderate. Earnings growth will be partially offset by the continued declines in Global Financial Services and higher non-catastrophe claims in small commercial products within Global Housing.

Corporate and Other full-year net operating loss7 to approximate 2018 levels. Interest expense and preferred dividends are expected to be between $83 million to $85 million and approximately $20 million, respectively, reflecting a full year of financing costs related to the acquisition of TWG.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to approximate segment net operating income, including catastrophe losses. This is subject to the growth of the businesses and rating agency and regulatory capital requirements.

•
Capital to be deployed to support business growth, fund other investments and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Based on current market conditions, for full-year 2019, the Company now expects:

•
Global Housing net operating income, excluding catastrophe losses, to modestly decline compared to 2018 due to elevated severity and frequency of claims in the small commercial products found within the Global Housing Specialty and Other offerings. The company has implemented a plan to exit these products, which is expected to also lower 2019 Specialty and other revenue growth in the second half of the year.

Earnings Conference Call
The second quarter 2019 earnings conference call and webcast will be held Wednesday, August 7, 2019 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance and lender-placed homeowners insurance. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
212.859.5831
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the loss of significant clients, distributors or other parties with whom we do business or those parties facing financial, reputational or regulatory issues;

(ii)	significant competitive pressures, changes in customer preferences and disruption;

(iii)	the failure to find suitable acquisitions, integrate completed acquisitions, including that of TWG, or grow organically, and risks associated with joint ventures;

(iv)	the impact of general economic, financial market and political conditions, including unfavorable conditions in the capital and credit markets, and conditions in the markets in which we operate;

(v)	risks related to our international operations or fluctuations in exchange rates;

(vi)	the impact of catastrophic and non-catastrophe losses;

(vii)	our inability to recover should we experience a business continuity event;

(viii)	our inability to develop and maintain distribution sources or attract and retain sales representatives;

(ix)	the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;

(x)	declines in the value of mobile devices or export compliance risk in our mobile business;

(xi)	negative publicity relating to our products and services or the markets in which we operate;

(xii)	the failure to implement our strategy and to attract and retain key personnel, including senior management;

(xiii)	employee misconduct;

(xiv)	the adequacy of reserves established for claims and our inability to accurately predict and price for claims;

(xv)	a decline in financial strength ratings or corporate senior debt ratings;

(xvi)	an impairment of goodwill or other intangible assets;

(xvii)	the failure to maintain effective internal control over financial reporting;

(xviii)	a decrease in the value of our investment portfolio including due to market, credit and liquidity risks;

(xix)	the impact of U.S. tax reform legislation and impairment of deferred tax assets;

(xx)	the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;

(xxi)	the credit risk of some of our agents;

(xxii)	the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends;

(xxiii)	changes in the method for determining LIBOR or the replacement of LIBOR;

(xxiv)	the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;

(xxv)	breaches of our information systems or those of third parties with whom we do business, or the failure to protect data in such systems, including due to cyber-attacks;

(xxvi)	the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security and data protection;

(xxvii)	the impact from litigation and regulatory actions;

(xxviii)	reductions in the insurance premiums we charge; and

(xxix)	changes in insurance and other regulation.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K, as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. Net operating income equals net income attributable to common stockholders,

excluding Assurant Health runoff operations, net realized gains on investments, amortization of deferred gains (including Assurant Employee Benefits), net charges relating to the acquisition of The Warranty Group (TWG), foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, loss on sale of mortgage solutions and other highly variable or unusual items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business because the excluded items do not represent the ongoing operations of the Company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions)	2019	2018	2019	2018
Net operating income	$147.7	$121.9	$288.3	$229.1
Adjustments (pre-tax):
Assurant Health runoff operations	0.1	0.3	0.2	2.9
Net realized gains (losses) on investments	17.8	(11.4)	46.6	(10.9)
Amortization of deferred gains on disposal of businesses	4.7	15.0	12.5	33.5
Net TWG acquisition related charges(1)	(6.4)	(38.5)	(17.1)	(64.5)
Loss on net assets of Mortgage Solutions held for sale	—	(43.5)	—	(43.5)
Foreign exchange related (losses) gains	(4.3)	5.1	(8.5)	5.1
Other adjustments(1)	(23.4)	0.1	(20.0)	3.3
Benefit (provision) for income taxes	3.3	13.3	(1.5)	13.3
GAAP net income attributable to common stockholders	$139.5	$62.2	$300.5	$168.2

(1)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Assurant uses net operating income (defined above), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the Company’s operating performance. The Company believes this metric provides investors a valuable measure of the performance of the Company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions)	2019	2018	2019	2018
Global Housing, excluding reportable catastrophes	$68.8	$71.6	$150.3	$151.5
Global Lifestyle(1)	108.9	68.1	208.9	122.6
Global Preneed	16.9	14.7	28.7	24.5
Corporate and other	(24.4)	(17.5)	(43.2)	(37.5)
Interest expense	(21.0)	(14.4)	(42.0)	(24.0)
Preferred stock dividends	(4.6)	(1.6)	(9.3)	(1.6)
Net operating income, excluding reportable catastrophes	144.6	120.9	293.4	235.5
Adjustments, pre-tax:
Assurant Health runoff operations	0.1	0.3	0.2	2.9
Net realized gains (losses) on investments	17.8	(11.4)	46.6	(10.9)
Reportable catastrophes	4.0	1.3	(6.3)	(8.1)
Amortization of deferred gains on disposal of businesses	4.7	15.0	12.5	33.5
Net TWG acquisition related charges(2)	(6.4)	(38.5)	(17.1)	(64.5)
Loss on net assets of Mortgage Solutions held for sale	—	(43.5)	—	(43.5)
Foreign exchange related (losses) gains	(4.3)	5.1	(8.5)	5.1
Other adjustments(2)	(23.4)	0.1	(20.0)	3.3
Benefit (provision) for income taxes	2.4	13.0	(0.3)	15.0
GAAP net income attributable to common stockholders	$139.5	$62.2	$300.5	$168.2

(1) 2Q 2019 and Six Months 2019 and 2018 exclude benefits of $0.4 million after-tax ($0.6 million pre-tax), $1.0 million after-tax ($1.5 million pre-tax) and $1.3 million after-tax ($1.6 million pre-tax), respectively, due to favorable development related to prior year reportable catastrophes.
(2) Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(3)
Assurant uses net operating income per diluted share as an important measure of the Company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) divided by weighted average diluted shares outstanding, excluding any dilutive effect from the assumed conversion of the mandatory convertible preferred stock prior to the acquisition date. The Company believes this metric provides investors a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the Company. In addition, it excludes the effect of the mandatory convertible preferred stock, which was used to finance the TWG acquisition, prior to the acquisition date. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2019	2018	2019	2018
Net operating income per diluted share(1)	$2.34	$2.13	$4.54	$4.13
Adjustments, pre-tax:
Dilutive effect from mandatory convertible preferred stock	—	—	—	(0.10)
Assurant Health runoff operations	—	—	—	0.05
Net realized gains (losses) on investments	0.27	(0.20)	0.71	(0.19)
Amortization of deferred gains on disposal of businesses	0.07	0.26	0.19	0.58
Net TWG acquisition related charges	(0.10)	(0.66)	(0.26)	(1.07)
Loss on net assets of Mortgage Solutions held for sale	—	(0.76)	—	(0.76)
Foreign exchange related (losses) gains	(0.07)	0.09	(0.13)	0.09
Other adjustments	(0.35)	—	(0.30)	0.06
Benefit (provision) for income taxes	0.05	0.23	(0.02)	0.23
Net income attributable to common stockholders per diluted share(1)	$2.21	$1.09	$4.73	$3.02

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(4) Assurant uses net operating income per diluted share, excluding reportable catastrophes, as another important measure of the Company's stockholder value. The Company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2019	2018	2019	2018
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.29	$2.11	$4.62	$4.24
Adjustments, pre-tax:
Dilutive effect from mandatory convertible preferred stock	—	—	—	(0.10)
Assurant Health runoff operations	—	—	—	0.05
Net realized gains (losses) on investments	0.27	(0.20)	0.71	(0.19)
Reportable catastrophes	0.06	0.02	(0.10)	(0.14)
Amortization of deferred gains on disposal of businesses	0.07	0.26	0.19	0.58
Net TWG acquisition related charges	(0.10)	(0.66)	(0.26)	(1.07)
Loss on net assets of Mortgage Solutions held for sale	—	(0.76)	—	(0.76)
Foreign exchange related (losses) gains	(0.07)	0.09	(0.13)	0.09
Other adjustments	(0.35)	—	(0.30)	0.06
Benefit for income taxes	0.04	0.23	—	0.26
Net income attributable to common stockholders per diluted share(1)	$2.21	$1.09	$4.73	$3.02

(1) Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(5) Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Total Corporate and

Other segment net loss attributable to common stockholders, excluding Health runoff operations, net TWG acquisition related charges, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, amortization of deferred gains on disposal of businesses, net realized gains (losses) on investments, interest expense, loss on sale of mortgage solutions and other highly variable or unusual items. The Company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the Company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the Company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net loss attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions)	2019	2018	2019	2018
GAAP Corporate and Other segment net loss attributable to common stockholders	$(58.2)	$(93.2)	$(82.3)	$(124.0)
Adjustments, pre-tax:
Assurant Health runoff operations	(0.1)	(0.3)	(0.2)	(2.9)
Amortization of deferred gains on disposal of businesses	(4.7)	(15.0)	(12.5)	(33.5)
Net TWG acquisition related charges(1)	6.4	38.5	17.1	64.5
Interest expense	26.5	18.2	53.0	30.4
Net realized (gains) losses on investments	(17.8)	11.4	(46.6)	10.9
Loss on net assets of Mortgage Solutions held for sale	—	43.5	—	43.5
Foreign exchange related losses (gains)	4.3	(5.1)	8.5	(5.1)
Other adjustments(1)	23.4	(0.1)	20.0	(3.3)
Benefit for income taxes	(8.8)	(17.0)	(9.5)	(19.6)
Preferred stock dividends	4.6	1.6	9.3	1.6
Corporate & other net operating loss	$(24.4)	$(17.5)	$(43.2)	$(37.5)

(1)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(6) Segment net operating income of the Global Housing, Global Lifestyle and Global Preneed operating segments is equal to GAAP segment net income.

(7) The company outlook for net operating income per diluted share, excluding reportable catastrophe losses, and Corporate and Other net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify a range for amortization of deferred gains based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. Amortization of deferred gains on disposal of businesses is expected to be approximately $16-18 million after-tax. The company is also able to reasonably quantify a range of net TWG acquisition related charges, which is expected to be approximately $25-30 million after-tax. Finally, the company is able to quantify a range of interest expense and preferred stock dividends, as disclosed in the outlook. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period. Preferred stock dividends are subject to Board approval.

A summary of net operating income disclosed items is included on page 15 of the company’s Financial Supplement, which is available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Six Months Ended June 30, 2019 and 2018

	2Q		6 Months
	2019	2018	2019	2018
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,032.7	$1,338.3	$3,937.1	$2,463.2
Fees and other income	336.1	354.2	664.4	718.7
Net investment income	154.2	135.6	320.5	265.8
Net realized gains (losses) on investments	17.8	(11.4)	46.6	(10.9)
Amortization of deferred gains on disposal of businesses	4.7	15.0	12.5	33.5
Total revenues	2,545.5	1,831.7	4,981.1	3,470.3
Benefits, losses and expenses
Policyholder benefits	687.0	490.6	1,301.7	905.2
Selling, underwriting, general and administrative expenses	1,648.7	1,236.8	3,226.1	2,302.8
Interest expense	26.5	26.0	53.0	47.5
Total benefits, losses and expenses	2,362.2	1,753.4	4,580.8	3,255.5
Income before provision for income taxes	183.3	78.3	400.3	214.8
Provision for income taxes	40.7	11.3	89.1	41.8
Net income	142.6	67.0	311.2	173.0
Less: Net loss (income) attributable to non-controlling interests	1.5	—	(1.4)	—
Net income attributable to stockholders	144.1	67.0	309.8	173.0
Less: Preferred stock dividends	(4.6)	(4.8)	(9.3)	(4.8)
Net income attributable to common stockholders	$139.5	$62.2	$300.5	$168.2

Net income attributable to common stockholders per share:
Basic	$2.24	$1.09	$4.82	$3.05
Diluted	$2.21	$1.09	$4.73	$3.02

Common stock dividends per share	$0.60	$0.56	$1.20	$1.12

Share data:
Basic weighted average shares outstanding	62,222,090	57,060,313	62,407,429	55,125,584
Diluted weighted average shares outstanding	65,288,447	57,264,408	65,560,930	57,273,428

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At June 30, 2019 and Dec. 31, 2018

	June 30,	December 31,
	2019	2018
	($ in millions)
Assets
Investments and cash and cash equivalents	$15,920.1	$14,657.9
Reinsurance recoverables	9,162.6	9,166.0
Deferred acquisition costs	5,767.6	5,103.0
Goodwill	2,338.0	2,321.8
Value of business acquired	2,554.7	3,157.8
Assets held in separate accounts	1,831.3	1,609.7
Other assets	3,478.5	3,387.7
Assets of consolidated investment entities	2,086.7	1,685.4
Total assets	$43,139.5	$41,089.3

Liabilities
Policyholder benefits and claims payable	$12,168.1	$12,054.6
Unearned premiums	15,934.6	15,648.0
Debt	2,007.3	2,006.0
Liabilities related to separate accounts	1,831.3	1,609.7
Accounts payable and other liabilities	3,676.1	3,182.0
Liabilities of consolidated investment entities	1,761.8	1,455.1
Total liabilities	37,379.2	35,955.4

Stockholders' equity
Equity, excluding accumulated other comprehensive income	5,401.5	5,267.4
Accumulated other comprehensive income	328.7	(155.4)
Total Assurant, Inc. stockholders' equity	5,730.2	5,112.0
Non-controlling interest	30.1	21.9
Total equity	5,760.3	5,133.9
Total liabilities and equity	$43,139.5	$41,089.3